Exhibit 10-6-4

On December 8, 2015, the Board of Directors placed a cap on the amount of service with the Company that is used to calculate a participant’s benefits under the Company’s Transitional Compensation Plan (“TCP”). Specifically, effective December 15, 2016 (the “Effective Date”), each TCP participant’s “severance period,” which is calculated based on the participant’s months of continuous service with the Company or its affiliates divided by 3.33 (with a minimum of 24 months and a maximum of 36 months) and which is used to calculate a participant’s lump sum severance benefit, continued life and medical benefits and certain other benefits under the TCP, will stop increasing as a result of the participant’s service to the Company and any service subsequent to the Effective Date will be ignored for purposes of calculating participant’s “severance period” under the TCP.